Exhibit 8 (r)

                         CUSTODIAN AGREEMENT SUPPLEMENT

                         (Schneider Capital Value Fund)

          This supplemental agreement is entered into this __th day of _______, 1998 by and between THE RBB FUND, INC. (the "Company") and PNC Bank, National Association (the "Custodian"), which is a wholly-owned subsidiary of PNC Bank Corp.

          The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Custodian have entered into a Custodian Agreement, dated as of August 16, 1988 (as from time to time amended and supplemented, the "Custodian Agreement"), pursuant to which the Custodian has undertaken to act as custodian for the Company with respect to the portfolios of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Custodian Agreement Supplement have the meaning specified in the Custodian Agreement.

          The Fund agrees with the Custodian as follows:

          1. ADOPTION OF CUSTODIAN AGREEMENT. The Custodian Agreement is hereby adopted for the Schneider Capital Value Fund.

          2. COMPENSATION. As compensation for the services rendered by the Custodian during the term of the Custodian Agreement, the Fund will pay to the Custodian, with respect to Schneider Capital Value Fund, monthly fees as shall be agreed to from time to time by the Fund and the Custodian.

          3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.


THE RBB FUND, INC.                                PNC BANK, NATIONAL ASSOCIATION



By:____________________________     By: ______________________________
   Name: Edward J. Roach                Name:
   Title: President & Treasurer         Title: